Exhibit 99.1

News Release: FOR IMMEDIATE RELEASE

For additional information, contact:

Investors / Trade / Media

Brian Cooper

Chief Financial Officer

Westell Technologies, Inc.

630.375.4740

BCooper@westell.com

Westell Technologies Fiscal 2010 First Quarter Highlights

•	Fiscal first quarter consolidated revenue of $40.5 million. Non-GAAP fiscal first quarter consolidated revenue of $53.8 million[1], which includes deferred revenue from UltraLine Series3 gateways.

•	Fiscal first quarter net income of $1.6 million, or $0.02 per diluted share. Non-GAAP net income during the fiscal first quarter of $2.9 million[1], or $0.04 per diluted share[1].

•	First profitable quarter since March 2007.

•	Cash and cash equivalents increased by $3.2 million in the quarter to $49.2 million.

Westell Technologies Reports Profitable Fiscal 2010 First Quarter Results

AURORA, IL, July 21, 2009 – Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of broadband products, gateways and conferencing services, today announced results for its fiscal first quarter ended June 30, 2009. Total revenue for the fiscal first quarter was $40.5 million, up 6.3% from $38.1 million in the same quarter last year. Net income during the quarter was $1.6 million, or $0.02 per diluted share, compared to a net loss of $5.5 million, or a loss of $0.08 per diluted share, in the same period last year.

On a non-GAAP basis, revenue for the fiscal first quarter was $53.8 million[1], up 41.4%[1] from the same quarter last year. The increase in the current quarter compared to the prior-year quarter is due primarily to shipments of UltraLine Series3 gateways, which started in the fiscal third quarter of 2009. Non-GAAP net income during the fiscal first quarter was $2.9 million[1], or $0.04 per diluted share[1], compared to a non-GAAP net loss of $5.6 million[1], or a loss of $0.08 per diluted share[1], in the prior year. The non-GAAP earnings per share were positively impacted by increased shipments, higher gross profits and lower operating expenses that resulted from recent restructuring and cost containment initiatives.

Total cash and cash equivalents were $49.2 million at June 30, 2009, up $3.2 million compared to the balance at March 31, 2009.

“We are pleased with our solid results for the first quarter of fiscal 2010, which is the first profitable quarter for Westell since March of 2007,” commented Rick Gilbert, President and Chief Executive Officer of Westell Technologies. “Although current economic conditions make future financial results very hard to predict, we remain rigorously focused on profit and cash generation for the remainder of the fiscal year.”

The Company supplements its financial analysis of the business using non-GAAP measures which may provide additional insight into current operating performance. The presentation at the end of this press release includes financial tables that reconcile non-GAAP measures to GAAP measures. There are two non-GAAP adjustments affecting the fiscal first quarter of 2010. First, during the quarter, the Company continued to ship UltraLine Series3 next-generation gateways which support a major customer’s fiber-to-the-home (FTTH) offering. Fiscal first quarter revenues totaling $13.3 million, together with certain related direct costs for these product shipments, are deferred and not recognized in the quarter, based on the required accounting for related software deliverables. This adjustment adds $0.7 million to non-GAAP net income for the quarter. Second, the Company recognized restructuring expense of $0.6 million in the quarter that represents the termination benefits for 50 employees whose positions were eliminated to reduce ongoing operating costs.

Conference Call Information

Management will address financial and business results during Westell’s first quarter fiscal 2010 earnings conference call on Wednesday, July 22, 9:30 AM ET. Conference Plus, Inc. (ConferencePlus), a Westell subsidiary, will manage Westell’s earnings conference call using its EventManager™ Service.

Participants can register for the Westell conference by going to the URL:

http://www.conferenceplus.com/westell.

With EventManager, participants can quickly register online in advance of the conference through a customizable web page that can be used to gather multiple pieces of information from each participant, as specified by the event arranger. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. If a participant experiences any technical difficulties after joining the conference call on July 22, he or she can press *0 for support.

If a participant does not wish to register, he or she can participate in the call on July 22, by dialing ConferencePlus at 1-877-875-0056 no later than 9:15 AM, Eastern Time and using confirmation number 24962143. International participants may dial 1-847-585-4340. Westell’s press release on earnings and related information that may be discussed on the earnings conference will be posted on the Investor Relations’ section of Westell’s website, http://www.westell.com. An archive of the entire conference will be available on Westell’s website or via Digital Audio Replay following the conclusion of the conference until October 21, 2009. The replay of the conference can be accessed by dialing 1-888-843-8996 or 1-630-652-3044 and entering 9783733#.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. designs and develops broadband telecommunications access products. ConferencePlus, Inc. is a leading global provider of audio, web, video and IP conferencing services. Additional information can be obtained by visiting Westell’s Web site at http://www.westell.com.

About ConferencePlus

ConferencePlus, a Westell Technologies, Inc. subsidiary, is a leading global provider of audio, web, video and IP conferencing services. ConferencePlus is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. ConferencePlus is recognized for outstanding customer service and support to help clients meet their business objectives. The Company is headquartered in Schaumburg, Illinois, with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at http://www.conferenceplus.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein that are not historical facts or that contain the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “may”, “will”, “plan”, “should”, or derivatives thereof and other words of similar meaning are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, need for financing, economic weakness in the United States (“U.S.”) economy and telecommunications market, the impact of competitive products or technologies, competitive pricing pressures, product cost increases, new product development, excess and obsolete inventory, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell’s accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions), retention of key personnel and other risks more fully described in the Company’s Form 10-K for the fiscal year ended March 31, 2009 under the section entitled Risk Factors. The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, or otherwise.

[1]	This is non-GAAP information. A reconciliation of these items to the most comparable GAAP measures is presented as an exhibit to this news release. Except as noted, all references to financial results within this news release are presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Non-GAAP financial measures adjust results to remove the effects of certain unusual or one-time items. Westell believes that non-GAAP measures provide investors and management with a useful representation of the Company’s underlying financial performance. Non-GAAP information should not be considered superior to or a substitute for data prepared in accordance with GAAP.

Financial Tables to Follow:

Westell Technologies, Inc.

Condensed Consolidated Statement of Operations

(Amounts in thousands except per share amounts)

(Unaudited)

	Three Months ended June 30,
	2009	2008
Revenues
OSPlant Systems	$13,776	$14,882
CNS	15,585	10,666
ConferencePlus	11,113	12,510

Total revenues	40,474	38,058

Gross profit
OSPlant Systems	5,994	5,909
CNS	3,336	1,348
ConferencePlus	5,449	5,590

Total gross profit	14,779	12,847

Gross margin
OSPlant Systems	43.5%	39.7%
CNS	21.4%	12.6%
ConferencePlus	49.0%	44.7%

Total gross margin	36.5%	33.8%

Operating expenses
Sales & marketing	4,938	6,489
General & administrative	3,772	5,485
Research & development	3,687	5,634
Restructuring	609 (1)	(58	)(2)
Intangibles amortization	157	459

Total operating expenses	13,163	18,009

Operating income (loss)	1,616	(5,162)
Other income	91	347
Interest (expense)	(2)	—

Income (loss) before minority interest and taxes	1,705	(4,815)

Income taxes	154	27
Minority interest	—	36

Income (loss) from continuing operations	1,551	(4,878)

Income (loss) from discontinued operations net of tax of $0 in the June 30, 2008 period	—	(643	)(3)

Net income (loss)	$1,551	$(5,521)

Net income (loss) per common share:
Basic	$0.02	$(0.08)
Diluted	$0.02	$(0.08)

Average number of common shares outstanding:
Basic	68,356	70,723
Diluted	68,442	70,723

(1)	The Company terminated approximately 50 employees primarily in the CNS and ConferencePlus segments as a cost reduction action in the first quarter of fiscal 2010.
(2)	The Company adjusted a restructuring accrual balance established in a prior period.
(3)	The Company discontinued the operations of its Westell Limited entity located in the United Kingdom in the first quarter of fiscal 2009.

Westell Technologies, Inc.

Condensed Consolidated Balance Sheet

(Dollars in thousands)

	June 30, 2009	March 31, 2009	June 30, 2008
	(unaudited)	(audited)	(unaudited)
Assets:
Cash and cash equivalents	$49,238	$46,058	$59,949
Accounts receivable, net	22,325	20,827	18,704
Inventories	16,971	20,178	16,844
Prepaids and other current assets	5,950	7,487	2,329

Total current assets	94,484	94,550	97,826

Property and equipment, net	6,438	6,895	8,901
Goodwill	2,062	2,009	3,287
Intangibles, net	4,301	4,333	5,956
Deferred costs	37,207	24,612	—
Deferred income taxes and other assets	7,643	7,777	7,645

Total assets	$152,135	$140,176	$123,615

Liabilities and Stockholders’ Equity:
Accounts payable	$15,400	$17,883	$13,182
Accrued liabilities	8,250	9,479	10,608
Deferred revenue	2,141	2,119	116

Total current liabilities	25,791	29,481	23,906
Deferred revenue long-term	38,587	25,258	—
Other long-term liabilities	9,310	9,079	7,825

Total liabilities	73,688	63,818	31,731
Minority interest	—	—	3,346

Total stockholders’ equity	78,447	76,358	88,538

Total liabilities and stockholders’ equity	$152,135	$140,176	$123,615

Westell Technologies, Inc.

Condensed Consolidated Statement of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three months ended June 30,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$1,551	$(5,521)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	978	1,500
Stock-based compensation	189	375
Restructuring	609	156
Other, net	(100)	(40)
Changes in assets and liabilities:
Accounts receivable and inventory	1,933	1,872
Accounts payable and accrued liabilities	(4,165)	(5,955)
Long term deferred revenue and deferred costs	756	—
Prepaid and other current assets	1,562	675
Other long term assets	119	(588)

Net cash provided by (used in) operating activities	3,432	(7,526)

Cash flows from investing activities:
Purchases of property and equipment	(331)	(1,205)
Proceeds from the sale of equipment	—	90
Sale (purchase) of investments	—	2,602

Net cash (provided by) used in investing activities	(331)	1,487

Cash flows from financing activities:
Borrowing (repayment) of debt and leases payable	(14)	125
Proceeds from stock options exercised	—	121

Net cash (used in) provided by financing activities	(14)	246

Effect of exchange rate changes on cash	93	(5)

Net increase (decrease) in cash	3,180	(5,798)

Cash and cash equivalents, beginning of period	46,058	65,747

Cash and cash equivalents, end of period	$49,238	$59,949

Westell Technologies, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted Non-GAAP Net Income (Loss)

(Amounts in thousands except per share amounts)

(Unaudited)

	Three Months ended June 30, 2009				Three Months ended June 30, 2008
	As reported	Non-GAAP Adjustments		Non-GAAP	As reported	Non-GAAP Adjustments	Non-GAAP
Revenues
OSPlant Systems	$13,776	$—		$13,776	$14,882	$—	$14,882
CNS	15,585	13,329	(1)	28,914	10,666	—	10,666
ConferencePlus	11,113	—		11,113	12,510	—	12,510

Total revenues	40,474	13,329		53,803	38,058	—	38,058

Gross profit
OSPlant Systems	5,994	—		5,994	5,909	—	5,909
CNS	3,336	734	(2)	4,070	1,348	—	1,348
ConferencePlus	5,449	—		5,449	5,590	—	5,590

Total gross profit	14,779	734		15,513	12,847	—	12,847

Gross margin
OSPlant Systems	43.5%			43.5%	39.7%		39.7%
CNS	21.4%			14.1%	12.6%		12.6%
ConferencePlus	49.0%			49.0%	44.7%		44.7%

Total gross margin	36.5%			28.8%	33.8%		33.8%

Total operating expenses	13,163	(609	)(3)	12,554	18,009	58 (3)	18,067

Operating income (loss)	1,616	1,343		2,959	(5,162)	(58)	(5,220)
Other income	91	—		91	347	—	347
Interest (expense)	(2)	—		(2)	—	—	—

Income (loss) before minority interest and taxes	1,705	1,343		3,048	(4,815)	(58)	(4,873)

Income tax	154	—	(4)	154	27	—	27
Minority interest	—	—		—	36	—	36
Income (loss) from discontinued operations net of tax	—	—		—	(643)	—	(643)

Net income (loss)	$1,551	$1,343		$2,894	$(5,521)	$(58)	$(5,579)

Net income (loss) per common share:
Basic	$0.02	$0.02		$0.04	$(0.08)	$(0.00)	$(0.08)
Diluted	$0.02	$0.02		$0.04	$(0.08)	$(0.00)	$(0.08)

Average number of common shares outstanding:
Basic	68,356	68,356		68,356	70,723	70,723	70,723
Diluted	68,442	68,442		68,442	70,723	70,723	70,723

Footnotes:

(1)	Adjustment to revenue to include the shipments of UltraLine Series3 (ULS3) product, which are deferred under GAAP software accounting rules.
(2)	Adjustment to gross profit to include the shipments of ULS3 product, which are deferred under GAAP software accounting rules.
(3)	Adjustment to exclude non-recurring restructuring costs.
(4)	The Company has a full valuation allowance on deferred tax assets. The net tax impact of the adjustments is zero based on the Company’s use of fully reserved tax assets to offset tax liabilities.

Westell Technologies, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted Non-GAAP Net Income (Loss)

(Amounts in thousands except per share amounts)

(unaudited)

	Three Months ended June 30,
	2009	2008
GAAP net income (loss)	$1,551	$(5,521)

Adjustments:(1)
UltraLine Series 3 shipments	734	—
Restructuring	609	(58)

Total adjustments	1,343	(58)

Non-GAAP net income (loss)	$2,894	$(5,579)

Reconciliation of Basic and Diluted EPS:

GAAP net income (loss)	$0.02	$(0.08)

Adjustments:
UltraLine Series 3 shipments	0.01	—
Restructuring	0.01	(0.00)

Total adjustments	0.02	(0.00)

Non-GAAP net income (loss)	$0.04	$(0.08)

Footnotes:

(1)	Adjustments are net of tax impacts of $0 in both periods presented.